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                                                                    EXHIBIT 10.1
                            MOSSIMO LICENSE AGREEMENT


         THIS AGREEMENT is made and entered into as of the 28th day of March, 2000 by and between MOSSIMO, INC., a Delaware corporation ("Licensor") and TARGET STORES, a division of Target Corporation, a Minnesota corporation ("Licensee").

         A. Licensor is the owner of various MOSSIMO trademarks, and the goodwill associated therewith, and has the right, power and authority to grant licenses to others to use such trademarks in connection with the design, manufacture, importation, distribution, marketing, advertising and sale of certain merchandise.

         B. Licensor also has the right, power and authority to cause Mossimo G. Giannulli ("Giannulli"), an employee, officer and principal shareholder of Licensor, to perform in the manner provided herein.

         C. Licensee is engaged in the marketing and sale of general merchandise and services.

         D. Licensor and Licensee desire to enter into this Agreement relating to the design, manufacture, importation, distribution, marketing, advertising and sale of merchandise bearing the MOSSIMO trademarks, on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the following meanings and, unless the context otherwise requires, shall include the plural as well as the singular:

         "Design Materials" mean all designs, drawings, sketches, specifications, inventions, ideas, writings or other documentation, systems, processes, computer programs, improvements, trade secrets, know-how or similar rights, whether or not patentable or copyrightable, which are produced in the course of performing the Services hereunder.

         "Trademarks" mean the MOSSIMO trademark, various other marks incorporating the name MOSSIMO with stylized designs, all as more specifically set forth as Exhibit A attached hereto, certain common law rights relating thereto and the goodwill associated therewith.

         "Exclusive Merchandise" means products which fall within the categories identified as exclusive in Exhibit B attached hereto.

         "Existing Licensees" means the licensees of the Trademarks in the Territory under license agreements outstanding as of the date hereof and identified on Exhibit E hereto.

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         "Existing Licensee Merchandise" means products licensed to Existing
Licensees and identified in Exhibit B attached hereto.

         "Merchandise" means the Exclusive Merchandise and the Existing Licensee Merchandise, collectively.

         "Fiscal Quarter" means Licensee's fiscal quarters commencing on the first business day of February, May, August and November each year.

         "Net Sales" mean the sales price to customers on all sales of Exclusive Merchandise by Licensee (whether regular, markdown, clearance or otherwise), excluding sales tax and finance charges and, less any refunds and credits for returns actually given by Licensee to its customers.

         "Retail Operations" means Target(R) Stores, Target Greatland(R), Super Target(R), Dayton's, Hudson's, Marshall Field's, Mervyn's, any other retail store operated by Licensee, and any merchandising activities conducted by Licensee or its affiliates in the Territory in connection therewith, including by way of example and not limitation, direct mail, kiosk, internet and websites thereon, and other wireless and electronic activities whether now known or hereafter developed.

         "Territory" means the United States, its territories and possessions.

2.       LICENSE GRANT.

         2.1 EXCLUSIVE LICENSE. On the terms and subject to the conditions contained herein, Licensor hereby grants to Licensee, and Licensee hereby accepts, the exclusive right and license to use the Trademarks, during the Term (as defined below) and in the Territory, in connection with the design, manufacture, importation, distribution, marketing, advertising, sale and offer to sell Exclusive Merchandise through Licensee's Retail Operations. Licensor acknowledges and understands that Licensee's marketing and advertising on the internet through websites operated by the Retail Operations will be accessible outside of the Territory, and agrees that such activities are permissible hereunder, provided that Licensee makes no sales to persons or entities outside of the Territory.

         2.2 LIMITATIONS. The foregoing license does not include the right to grant sublicenses to third parties (except as provided herein in connection with the manufacture of Exclusive Merchandise and Trademark Use Materials) or the right to use the Trademarks in connection with the design, manufacture, importation, distribution, marketing, advertising, sale of any products other than the Merchandise in the manner provided herein.


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3.       SERVICES.

         3.1 Licensor shall provide, and shall cause Giannulli to provide, Licensee with design services in collaboration with, and as reasonably requested by, such personnel as Licensee shall assign to the design, development and marketing of the Merchandise (the "Licensee Team"), including but not limited to, the following (collectively, the "Services"): (a) determining the breadth and content of the product lines for the Merchandise, including advice regarding product and trend direction; (b) formulating designs and specifications for the Exclusive Merchandise, including recommendations as to trim, fabric, materials and color; (c) designing and developing packaging for the Merchandise, which service may be provided by a designee of Licensor other than Giannulli; (d) refreshing the Exclusive Merchandise and formulating new designs in accordance with the timing and action schedule and transition guidelines attached hereto as Exhibit C (the "Design Schedule"); (e) upon request, working with Licensee vendor resources in the manufacturing process for the purpose of achieving conformance with Giannulli's design concepts, which service may be provided by a designee of Licensor other than Giannulli; (f) developing positioning, promotional and other marketing and advertising materials for the Merchandise; and (g) such other design services as the Licensee Team may reasonably request.

         3.2 In order to meet its obligations and commitments hereunder, Licensor agrees to maintain, during the Term and at its own expense, a design team based in the Los Angeles area properly staffed and equipped as Licensor and Licensee mutually agree is reasonably required for Licensor to meet its obligations and commitments hereunder.

         3.3 Licensor acknowledges and understands that the design Services are subject to Licensee's approval, discretion and control; that the payments to be made pursuant to Section 5 hereunder are, in part, in consideration of the design Services, and further, that timing is of the essence in providing the design Services. Therefore, in the event that Licensor repeatedly fails to meet the Design Schedule or Licensee reasonably determines that the design Services are not satisfactory, Licensor agrees to enter into good faith negotiations with Licensee to resolve or cure such failure or unsatisfactory performance.

         3.4 Licensor shall cause Giannulli, and such of Licensor's employees as Licensor deems appropriate, to attend and participate in a reasonable number of business meetings, internal Licensee meetings, planning sessions, strategy meetings and any other meetings related to the planning, development or promotion of the Exclusive Merchandise, regardless of location, as requested by Licensee. Licensor shall not be required to cause Giannulli to attend more than 12 such meetings, half of which shall be located in Minneapolis, and half of which shall be located in the Los Angeles area.

         3.5 Licensee shall have the exclusive right to use the Design Materials in connection with the design, manufacture, importation, distribution, marketing, advertising, sale and offer to sell Exclusive Merchandise through Licensee's Retail Operations in the Territory. Licensor shall have the non-exclusive right to use the Design Materials in connection with the design, manufacture, importation, distribution,


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marketing, advertising, sale and offer to sell Exclusive Merchandise outside the
Territory provided that each such use shall be subject to Licensee's prior approval, which approval will not be unreasonably withheld.

         3.6 Licensee shall have the right to use the name, signature, photograph, voice or other sound effects, likeness, personality, endorsement, biography and statements of Giannulli (the "Mossimo Identification") for advertising and promotions relating to the Merchandise in broadcast, print, electronic and wireless media (i.e., television, radio, magazines, newspapers and free-standing inserts), direct mail, outdoor advertising (i.e., highway and means-of-transit billboards), in-store signing displays, public relations materials, the internet and websites thereon, shopping bags, in-house publications and video programs (not for broadcast or public distribution), as well as all other reasonable forms of advertising, whether now known and developed or developed hereafter, provided that such advertising materials are approved in the manner provided in Section 7 below.

         3.7 Subject to the limitations set forth herein, and the reasonable availability of. Giannulli, Licensor shall cause Giannulli to attend and participate in all rehearsals, filming, taping, recording and photography sessions reasonably required to meet the obligations set forth herein (dates and times to be agreed upon by the parties), and will render his services hereunder in accordance with the scripts or other materials (including, but not limited to, wardrobe suggestions) provided by Licensee. Licensor shall cause Giannulli to render his Services in a competent and professional manner, to the best of his ability. Licensor shall cause Giannulli to comply with Licensee's reasonable instructions and recommendations related to providing such Services.

         3.8 Licensee retains the perpetual right to use, solely as an historical example of its advertising, any advertising and promotional materials produced by or for Licensee hereunder, provided that such use will be exclusively for internal and/or portfolio purposes.

4.       TERM.

         4.1 INITIAL TERM. The initial term of this Agreement shall commence on the date first set forth above and, unless sooner terminated as provided herein, shall continue until January 31, 2004 (the "Initial Term").

         4.2 EXTENDED TERMS. Provided that Licensee is current in its payments of the Annual Guaranteed Minimum Royalty (as defined below), Licensee shall be entitled to renew this Agreement thereafter, on the same terms and conditions, for additional terms of two (2) years each (each, an "Extended Term") by giving Licensor written notice of its intent to renew at least one (1) year prior to the end of the then current Term. The "Term" of this Agreement shall be deemed to include the Initial Term and all Extended Terms, if any. A "Contract Year" shall be deemed to refer to each period commencing February 1 and ending January 31 during the Term, provided that the first Contract Year shall consist of the period commencing on the date first set forth above and ending January 31, 2002.


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5.       PAYMENTS.

         5.1 ROYALTY. During the Term, Licensee shall pay to Licensor as a royalty an amount equal to the greater of (a) the Annual Guaranteed Minimum Royalty applicable to such Contract Year; or (b) the applicable percentage of Net Sales for such Contract Year based on the following schedule (the "Royalty"):

         - Four percent (4%) of Net Sales on sales of Exclusive Merchandise for such Contract Year up to $100,000,000;
         - Two and one-quarter percent (2 1/4%) of Net sales on sales of Exclusive Merchandise for such Contract Year greater than $100,000,000 up to $500,000,000; and
         - One percent (1%) of Net Sales on sales of Exclusive Merchandise, for such Contract Year greater than $500,000,000.

         5.2 MINIMUM ROYALTIES. Licensee guarantees Licensor that during the Term, annual Net Sales shall be not less than the following: $300,000,000 for the first Contract Year, and $350,000,000 for each subsequent Contract Year ("Minimum Net Sales"). In the event that actual annual Net Sales are less than the Minimum Net Sales, Licensee shall pay to Licensor the difference between the Royalties actually earned for such Contract Year and the Royalties that would have been earned based on the Minimum Net Sales (the "Annual Guaranteed Minimum Royalty"). The Annual Guaranteed Minimum Royalty shall be $8,500,000 for the first Contract Year; and $9,625,000 for each subsequent Contract Year.

         5.3 MANNER OF PAYMENT. Twenty-Five percent (25%) of the applicable Annual Guaranteed Minimum Royalty shall accrue each Fiscal Quarter. Within thirty (30) days of the end of the first Fiscal Quarter of each Contract Year other than the first Contract year, and in the case of the first Contract Year, within thirty (30) days of the end of the Fiscal Quarter commencing February 1, 2001, Licensee shall pay to Licensor an amount equal to the greater of (a) Royalties on Net Sales for such Fiscal Quarter calculated pursuant to Section
5.1 above, or (b) 25% of the applicable Annual Guaranteed Minimum Royalty. Within thirty (30) days of the end of the remaining Fiscal Quarters for such Contract Year, Licensee shall pay to Licensor an amount equal to the greater of
(a) the amount of the aggregate accrued Royalties payable for Net Sales from the beginning of the Contract Year to the end of such Fiscal Quarter less the total of all Royalties already paid for such Contract Year, or (b) the aggregate accrued Annual Guaranteed Minimum Royalty as of the end of such Fiscal Quarter less the total of all Royalties already paid for such Contract Year. The foregoing provisions shall apply separately to each Contract Year, such that any excess of accrued Royalties over the Annual Guaranteed Minimum Royalty for any given Contract Year shall not apply toward satisfying the Annual Guaranteed Minimum Royalty for any future Contract Year and shall not apply as a credit against Royalties accruing in any subsequent Contract Year. In the event that Licensee has Net Sales prior to February 1, 2001, Licensee shall pay to Licensor an amount equal


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to the Royalty on such Net Sales calculated pursuant to Section 5.1 above within thirty (30) days of the end of the Fiscal Quarter in which such Net Sales occurred, provided that for the purposes of calculating the amount due for the Fiscal Quarter commencing February 1, 2001, all prior Net Sales shall be deemed to be Net Sales for such Fiscal Quarter and an amount equal to the Royalties already paid shall be subtracted from the amount due for such Fiscal Quarter.

         5.4 PROMPT DELIVERY. Licensee acknowledges that time is of the essence in the delivery of the payments required by this Section 5, and agrees that interest shall accrue on all past due payments hereunder from their respective due dates until paid at the rate of one percent (1%) per month, or if such rate exceeds the maximum rate allowed by law, at the maximum rate allowed by law, and shall be payable on demand.

6.       REPORTS, RECORD KEEPING AND AUDITS.

         6.1 MAINTENANCE OF RECORDS. Licensee shall keep true and accurate books of account and records in accordance with generally accepted accounting principles, consistently applied, covering all sales relating to this Agreement and the license hereby granted. Such records shall be maintained for at least four (4) years after the Fiscal Quarter to which such records relate.

         6.2 QUARTERLY REPORTS. Every Royalty payment made hereunder shall be accompanied by a report (individually, the "Quarterly Report" and collectively, the "Quarterly Reports") including in reasonable detail, the following:

         (a) the quantity, description and gross sales of all Exclusive Merchandise sold by Licensee during the Fiscal Quarter to which such Royalties relate;

         (b) the aggregate gross sales of all Exclusive Merchandise and the Net Sales of Exclusive Merchandise, for the contract year to date, and the Net Sales for such Fiscal Quarter; and

         (c) any other related information that may be reasonably required by Licensor.

         6.3 SALES REPORTS. Licensee shall provide Licensor with monthly sales recap reports and quarterly sales projections (collectively, the "Sales Reports"), which Sales Reports shall be in the form and format used by Licensee in the ordinary course of business.

         6.4 AUDIT. Licensor and its duly authorized representatives shall have the right, upon reasonable notice and during normal business hours, to examine and copy such books of account and records and other documents and materials in the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement, the cost of which shall be borne by Licensor. Licensor shall not conduct an audit more than once with respect any Contract Year, and in no event shall such audit occur during Licensee's fourth Fiscal Quarter. If the audit discloses that the Royalty payments actually due exceed the Royalty payments made, Licensee shall pay the unpaid Royalty with interest computed as provided above for late payments. If the audit discloses that the Royalty


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payments made by Licensee exceed the Royalty payments due, Licensor shall reimburse Licensee in the amount of such excess. In addition, if the audit discloses that the Royalty payments actually due exceed the Royalty payments made by an amount greater than five percent (5%), the cost of the audit performed by Licensor shall be paid by Licensee.

         6.5 FINANCIAL STATEMENTS. If, at any time during the Term, Licensee is no longer a company required to provide public financial information pursuant to the Securities and Exchange Commission reporting requirements, Licensee shall, upon reasonable request of Licensor and from time to time thereafter, provide Licensor with interim and audited annual financial statements.

7.       STANDARDS OF QUALITY; APPROVAL PROCEDURES.

         7.1. ENHANCEMENT OF TRADEMARKS. Licensee acknowledges that the Trademarks have established prestige and goodwill and are well recognized in the minds of the public, and that it is of great importance to each party that in the manufacture and sale of the Merchandise the high standards and reputation that Licensor has established be maintained. Accordingly, the Exclusive Merchandise and any expression by Licensee, directly or indirectly, which by its nature conveys to others the existence of a relationship between Licensee and the Trademarks or the Exclusive Merchandise, including, without limitation, all packaging, labeling, fixturing, advertising, point of sale and sales promotion materials and product literature (any such expression referred to as "Trademark Use Materials") shall be (a) of good quality and workmanship at least as high as the "top" line of similar products being sold by Licensee at the time of execution of this Agreement (i.e., MERONA-Registered Trademark- brand products); (b) in accordance with all of the terms and provisions of this Agreement; and (c) subject to the prior written approval of Licensor in the manner provided below.

         7.2.     MANUFACTURE OF EXCLUSIVE MERCHANDISE.

                  (a) SUBCONTRACTS. Licensee shall have the right to contract the manufacture of the Exclusive Merchandise and the Trademark Use Materials bearing the Trademarks to third party manufacturers, provided that (i) the manufacturer and any of its subcontractors sign a Manufacturer's Agreement or Subcontractor's Agreement, as appropriate, in substantially the forms attached hereto as Exhibit D; (ii) copies of all such agreements are delivered to Licensor within seven (7) days after execution, but in any event, prior to the beginning of manufacture by such third party; (iii) each such third party is subject to the inspection and quality control procedures set forth herein; and
(iv) the Exclusive Merchandise and Trademark Use Materials meet the quality standards set forth in this Agreement.

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                  (b) APPROVAL PROCESS.Prior to manufacturing any Exclusive
Merchandise, Licensee or its agent shall submit to Licensor such pre-production information, including samples, as Licensor may reasonably request. Licensor shall have five (5) days to approve or disapprove each such submission. If Licensor disapproves a submission , it shall advise Licensee of its disapproval and the reasons therefor in writing within such five (5) day period, and the style represented on that submission shall not be manufactured or sold by Licensee.

                  (c) MARKETING AND ADVERTISING MATERIALS. Prior to advertising or marketing any Merchandise or Trademark Use Materials, including any materials which use the Mossimo Identification, but in no event more often than four (4) times each year during the Term, Licensee shall submit to Licensor for approval, samples of seasonal advertising plans, and concepts for the Merchandise and Trademark Use Materials (collectively, the "Advertising Materials"). Licensor shall have five (5) days to approve or disapprove any Advertising Materials. If Licensor disapproves any item of Advertising Materials, it shall advise Licensee of its disapproval and the reasons therefor in writing within such five (5) day period, and such Advertising Materials shall not be used by Licensee.

                  (d) DEEMED APPROVALS.If Licensor does not indicate approval or disapproval of any submissions within the specified time frame, then the submission shall be deemed to have been approved.

8.       EXISTING LICENSEES; DUVAL ENDORSEMENT AGREEMENT; AND NATURE OF
         EXCLUSIVITY.

         8.1 SALE OF EXISTING LICENSEE MERCHANDISE. Licensor acknowledges that Licensee's Net Sales of Existing Licensee Merchandise shall be excluded from any calculation of Royalties due pursuant to Section 5 above. Licensor further acknowledges and agrees that all Existing Licensee Merchandise purchased by Licensee from the Existing Licensees shall be deemed approved under Section 7 above.

         8.2 RIGHT OF FIRST REFUSAL. At such time as the license agreements with the Existing Licensees, as they relate to the Territory, expire or terminate for any reason whatsoever or Licensor has the unilateral right to terminate or not renew or extend such agreements, Licensee shall have a right of first refusal to add all or some of the affected Existing Licensee Merchandise to the Exclusive Merchandise categories hereunder.

         8.3 DUVAL ENDORSEMENT AGREEMENT. Licensor represents to Licensee that it has entered into an exclusive endorsement agreement dated January 1, 2000 (the "Endorsement Agreement") with David Duval, a highly skilled professional golfer. Licensor agrees that, during the Term, it shall use its rights under the Endorsement Agreement to use the Duval Identification (as such term is defined in the Endorsement Agreement) in connection with the advertisement and promotion of the Exclusive Merchandise as reasonably requested by Licensee. Licensor further agrees that if Licensee desires to utilize the services of David Duval as a model or for personal appearances in connection with Licensee's advertising to promote the Exclusive



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Merchandise, Licensor shall use its best efforts to cause Duval to provide such services under the Endorsement Agreement at no additional charge to Licensee. Licensor acknowledges and agrees that Licensee has no responsibility, liability or obligations, whether for payment or otherwise, under the Endorsement Agreement.

         8.4 NATURE OF EXCLUSIVITY. Licensor agrees that, during the Term and in the Territory, it will not, and it will cause Giannulli to not, directly or indirectly, authorize the use of the Trademarks or the Mossimo Identification or provide design services to or enter into a design agreement or relationship with any other retailer, manufacturer or distributor relating to the Exclusive Merchandise categories outlined in Exhibit B without the prior written consent of Licensee, except (a) as may be necessary to enable Licensor to meet its obligations under license agreements with Existing Licensees outstanding as of the date hereof, and (b) for the design, manufacture, distribution and sale of merchandise to golf pro shops located on the premises of golf courses or country clubs and commonly referred to as "green grass" shops. Notwithstanding the foregoing, in no event shall Licensor or Giannulli, directly or indirectly, authorize the use of the Trademarks or the Mossimo Identification or provide design services to or enter into a design agreement or relationship with any of the following entities: Wal-Mart, K-Mart, "clubs" (i.e. Costco, Sams, Fedco), J.C. Penney, Sears, Kohl's, Dollar General, Pic'n Save, Hills, Bradlees, Ames, or any affiliates, successors or assigns of the foregoing.

9.       REPRESENTATIONS AND WARRANTIES; PROTECTION OF TRADEMARKS.

         9.1 Licensor hereby represents and warrants that:

                  (a) Licensor is free to enter into this Agreement and to grant the rights herein granted without violating the rights of any third party, and is not subject to any obligation or disability which will or might hinder or prevent the full completion and performance by Licensor of all of the covenants and conditions to be kept and performed by Licensor hereunder;

                  (b) Licensor will comply with all laws, regulations, orders and ordinances applicable to the provision of design Services as set forth herein; and

                  (c) At no time during the Term will Licensor or Giannulli disparage their association with Licensee, any Retail Operation or Licensee product.

         9.2      Licensee hereby represents and warrants that:

                  (a) Licensee is free to enter into this Agreement and to grant the rights herein granted without violating the rights of any third party, is not subject to any obligation which will or might hinder or prevent the full completion and performance by Licensee of all of the covenants and conditions to be kept and performed by Licensee hereunder;


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                  (b) Licensee will comply with all laws, regulations, orders and ordinances applicable to the performance of its obligations as set forth herein; and

                  (c) At no time during the Term, will Licensee disparage its association with Licensor or Giannulli.

         9.3 ACKNOWLEDGEMENTS AND AGREEMENTS REGARDING THE TRADEMARKS. As a material inducement for each party to enter into this Agreement, and as a material part of the consideration to each party hereunder, each party hereby acknowledges and agrees, solely for the benefit of the other party, as follows :

                  (a) Licensor owns the Trademarks and all rights, registrations, applications and filings with respect to the Trademarks and all renewals and extensions of any such registrations, applications and filings;

                  (b) Licensor has the right to license the Trademarks to Licensee in the manner set forth herein;

                  (c) Licensee is acquiring hereby only the right to use the Trademarks for the purpose stated in and pursuant to the terms and conditions of this Agreement;

                  (d) Great value is placed on the Trademarks, and the goodwill associated therewith; the Trademarks and all rights therein and goodwill pertaining thereto belong exclusively to Licensor; and all use of the Trademarks by Licensee, whether authorized or unauthorized, shall inure to the benefit of Licensor; and

                  (e) The conditions, terms, restrictions, covenants and limitations of this Agreement are necessary, equitable, reasonable and essential to assure the consuming public that all goods sold under the Trademarks are of the same consistently high quality.

9.4      PROTECTION OF RIGHTS.

         (a) Licensor shall take all reasonable steps necessary to prosecute and maintain federal registrations for the Trademarks.

         (b) Licensee shall not use or permit the use of the Trademarks for any purpose or use other than as expressly licensed under this Agreement.

         (c) Licensee shall cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor's (or any grantee of Licensor's) rights in and to the Trademarks. Licensee shall cause to appear on and in connection with the Exclusive Merchandise and Trademarks Use Materials such statutory trademark notices as Licensor may reasonably request.

         (d) Licensor shall take such action as it deems necessary or appropriate, in its reasonable judgment, in respect of any possible infringements, claims

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

or actions in derogation of any Trademark by any third parties and shall inform Licensee promptly after it has knowledge or becomes aware of any such infringement, claim or action. If Licensor initiates legal proceedings on account of any such infringement claim or action, Licensee shall cooperate with and assist Licensor, at Licensor's expense, to the extent reasonably necessary to protect the Trademarks, including without limitation, being joined as a necessary or desirable party to such proceedings.

                  (e) Licensee shall promptly inform Licensor of any possible infringements, claims or actions in derogation of any Trademark by any third parties of which it has knowledge or becomes aware, and shall cooperate with Licensor in the manner provided above in subsection (c).

                  (f) Licensee shall, upon request, supply to Licensor enough specimens of advertisements, tags, labels and other use of the Trademarks as may be required in connection with any of Licensor's applications or registrations for the Trademarks. Licensee shall execute any instrument Licensor shall reasonably deem necessary or desirable to record or cancel Licensee as a registered user of the Trademarks.

                  (g) Licensee shall give immediate attention and take such actions as it deems necessary to resolve legitimate customer complaints relating to the Merchandise which are brought to Licensee's attention. Licensee shall give Licensor written notice of all complaints that in Licensee's opinion are likely to result in litigation.

10.      DEFAULTS AND REMEDIES.

         10.1 DEFAULTS BY LICENSEE. The occurrence of any one or more of the following shall constitute a default by Licensee under this Agreement:

              (a) Licensee shall fail to make any payment or submit any report required under this Agreement when due and such failure continues for more than thirty (30) days after written notice thereof, unless such failure cannot be cured within such thirty (30) day period and Licensee shall have commenced to cure the failure within such period and proceeds diligently thereafter to cure such failure, provided that, with respect to payments due hereunder, such failure is cured in any event within sixty (60) days after such written notice.

              (b) Licensee uses the Trademarks in any manner likely to deceive or mislead the public, to endanger the validity of the Trademarks or to damage or impair the reputation or value of the Trademarks and such use continues for more than thirty (30) days after written notice thereof, unless such use cannot be cured within such thirty (30) day period and Licensee shall have commenced to cure the use and proceeds diligently thereafter to stop such use, provided that such use is discontinued in any event within sixty (60) days after such written notice.

              (c) The failure of Licensee to perform any of its other material obligations under this Agreement and such failure continues for more than thirty (30)

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

days after written notice thereof, unless such failure cannot be cured within such thirty (30) day period and Licensee shall have commenced to cure the failure and proceeds diligently thereafter to cure such failure; provided that such failure is cured in any event within sixty (60) days after such written notice.

         10.2 DEFAULTS BY LICENSOR. If Licensor fails to perform any of its material obligations under this Agreement and such failure continues for more than thirty (30) days after written notice thereof, unless such failure cannot be cured within such thirty (30) day period and Licensor shall have commenced to cure the failure and proceeds diligently thereafter to cure such failure; provided that such failure is cured in any event within sixty (60) days after such written notice.

         10.3     REMEDIES.

                  (a) If Licensee has not cured any such breach or nonperformance in accordance with Section 10.1 above, in addition to all of the other rights and remedies available to Licensor, whether pursuant to the terms of this Agreement, at law, in equity, or otherwise, Licensor shall have the right to terminate this Agreement without further notice to Licensee; provided, however, that the decision to terminate this Agreement must be exercised in writing, if at all, within thirty (30) days after the cure period expires.

                  (b) If Licensor has not cured any such breach or nonperformance in accordance with Section 10.2 above, in addition to all of the other rights and remedies available to Licensee, whether pursuant to the terms of this Agreement, at law, in equity, or otherwise, Licensee shall have the right to terminate this Agreement without further notice to Licensor; provided, however, that the decision to terminate this Agreement must be exercised in writing, if at all, within thirty (30) days after the cure period expires.

         10.4     EFFECT OF EXPIRATION OR TERMINATION.

                  (a) Except as specifically provided herein to the contrary, upon expiration or termination of this Agreement, the rights and licenses granted herein shall terminate and Licensee shall have no further right to use the Trademarks or Trademark Use Materials in connection with the Merchandise, the Retail Operations or otherwise. Upon the request of Licensor, Licensee shall immediately execute without further consideration such assignments and other instruments which may be required to be recorded to effect the termination of the licenses and rights granted herein (and the assignments of Licensee's rights to Licensor). Within thirty (30) days of the expiration or termination of this Agreement, Licensee shall deliver to Licensor all unpaid Royalties together with a final Quarterly Report covering all sales of Merchandise from the end of the period covered by the preceding Quarterly Report through the date of expiration or termination of this Agreement.

                  (b) In the event this Agreement is terminated pursuant to
Section 10.3(a), then Licensee shall pay to Licensor, within thirty (30) days of the termination date, such Annual Guaranteed Minimum Royalty as would be due for such Contract

Year, calculated in accordance with Section 5 above. In the event this Agreement is terminated pursuant to Section 10.3(b), then Licensee shall have no obligation to pay any Annual Guaranteed Minimum Royalty accruing or due after the date of expiration or termination of this Agreement.

                  (c) Upon the termination or expiration of this Agreement by Licensor or Licensee, for any reason whatsoever, Licensor shall have a right of first refusal to purchase any finished goods or any piece goods in the possession of Licensee, its agents, manufacturers or subcontractors, on the date of termination or expiration of this Agreement (the "Termination Date"), at a price equal to Licensee's actual cost of production therefor. If Licensor declines to purchase all of such goods at that time, Licensee shall have six (6) months from the Termination Date in which to use the Trademarks to dispose of its inventory of Merchandise manufactured, or ordered and in production, by Licensee prior to the Termination Date (the "Sell-Off Period"). Such disposition must be through the same channels used by Licensee prior to the Termination Date. In addition, Licensee shall destroy or deliver to Licensor all Trademark Use Materials within thirty (30) days of the expiration of the Sell-Off Period other than such materials as Licensee desires to keep for the purposes set forth in Section 3.8 above.

11. MORALS. If Giannulli is (a) convicted of or admits to the commission of any felony, (b) convicted of any offense involving substance abuse, or (c) publicly admits that he is addicted to any controlled substance, then Licensee shall have the right to immediately terminate this Agreement. Licensee's decision on all matters arising under this Section 11 shall be conclusive, provided that Licensee's decision to terminate this Agreement must be exercised in writing, if at all, within thirty (30) days after the facts giving rise to such right to terminate are brought to Licensee's attention.

12. SERVICES UNIQUE. Licensor and Licensee agree that the Services to be performed by Giannulli hereunder are special, unique, unusual, extraordinary, and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, the parties agree that Licensee shall be entitled, in the event of a material failure by Giannulli to perform such Services in the manner required hereunder, to seek equitable relief by injunction or otherwise in addition to whatever other remedies Licensee may have. Licensor further agrees that in the event of the termination of employment, death or permanent disability of Giannulli or a material change in Giannulli's ownership or control of Licensor, which event or change is likely, in Licensee's reasonable judgment, to materially affect the ability of Licensor to perform its obligations hereunder, Licensee shall have the right to immediately terminate this Agreement by written notice to Licensor.

13. NO ASSIGNMENT. The parties acknowledge and agree that the rights granted herein are personal in nature and may not, in whole or in part, be transferred, delegated or assigned by any party without the prior written consent of the other parties; provided, however, that Licensor may assign its right to receive payment(s) hereunder, and either Licensee or Licensor may transfer or assign this Agreement to any parent, subsidiary, affiliate or entity which acquires a majority ownership interest in such party, provided such entity assumes the obligations of such party under this Agreement. Notwithstanding the foregoing, Licensee agrees that in the event Licensor, for the purpose of facilitating a proposed financing or securitization transaction, desires to (a) transfer or assign this Agreement (and the Trademarks) to a different entity such as a "bankruptcy remote" special purpose entity, (b) assign and pledge its rights (and the Trademarks) under this Agreement to investors as collateral in a financing or securitization transaction, and (c) have payments due to Licensor under this Agreement made to a designated controlled account, Licensee shall not withhold its consent thereto unless such actions would have a materially adverse affect upon its rights hereunder. Licensee further agrees to furnish such information and take such other actions (at no material cost or disruption to Licensee) which are reasonably requested by Licensor to facilitate such proposed financing or securitization. Any purported transfer, delegation or assignment, whether voluntary or involuntarily, by operation of law or otherwise, in violation of this Section shall be null and void and constitute a default hereunder by the party attempting to so transfer, delegate or assign.

14.      INDEMNIFICATION AND INSURANCE.

         14.1 INDEMNIFICATION OF LICENSOR. Licensee shall indemnify and hold Licensor and its affiliates, directors, officers, employees and agents (the "Licensor Parties") harmless from and against any and all liabilities, losses, claims, suits, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) arising out of or otherwise relating to any claims of third parties against any of the Licensor Parties relating to a breach by Licensee of any warranty, representation, term or condition made or agreed to by Licensee hereunder or involving the manufacture, packaging, distribution, promotion, sale, marketing, advertising or other use of the Trademarks, the Exclusive Merchandise or the Trademark Use Materials, provided that (a) prompt written notice is given to Licensee upon Licensor becoming aware of any such actual or threatened claims or suits; (b) Licensee shall have the option to exclusively undertake and conduct the defense and/or settlement of any such claims or suits; and (c) no settlement or attempt at settlement of any such claims or suits is made without the prior written consent of Licensee; and provided further, that in no event shall Licensee's liability hereunder exceed the amount of Royalties actually paid by Licensee hereunder for the previous twelve (12) months. Licensor acknowledges that this indemnity does not include those items for which Licensor is indemnifying Licensee in Section 14.2 below.

         14.2 INDEMNIFICATION OF LICENSEE. Licensor shall defend, indemnify and hold Licensee and its affiliates, directors, officers, employees, and agents (the "Licensee Parties") harmless from and against any liabilities, losses, claims, suits, damages, costs and expenses (including without limitation, reasonable attorneys' fees and expenses), arising out of or otherwise relating to any claims of third parties against any of the Licensee Parties relating to a breach by Licensor of any warranty, representation, term or condition made or agreed to by Licensor hereunder or alleging trademark infringement, unfair competition or infringement of other similar proprietary rights, arising out of the use by Licensee and/or its contractors of the Trademarks or the Design Materials as authorized in this Agreement, provided that (a) prompt written notice is given to Licensor of any such actual or threatened claims or suits; (b) Licensor shall have the option to exclusively undertake and conduct the defense and/or settlement of any such claims or suits; and (c) no settlement or attempt at settlement of any such claims or suits is made without the prior written consent of Licensor, and provided further, that in no event shall Licensor's liability hereunder exceed the amount of Royalties actually received by Licensor hereunder for the previous twelve (12) months. Licensee acknowledges that this indemnity does not include those items for which Licensee is indemnifying Licensor in
Section 14.1 above.

         14.3 INSURANCE. Licensee shall obtain and maintain throughout the Term, at its own expense, general liability insurance and product liability insurance, with a responsible insurance carrier or carriers acceptable to Licensor providing adequate protection (at least in the amount of $5,000,000 single limits for personal injury or property damage, with no deductible) and naming Licensor as an additional insured. As soon as possible after the execution of this Agreement, Licensee shall deliver to Licensor a fully paid certificate or certificates of insurance, naming Licensor as an additional insured, and providing that such policy or policies are cancelable only after thirty (30) days prior written notice to Licensor.

15. CONFIDENTIALITY. The parties acknowledge and agree that any and all reports and financial information disclosed by a party pursuant to this Agreement are confidential information commercially valuable to such party (the "Confidential Information"). The parties acknowledge that Confidential Information is disclosed hereunder on a confidential basis to be used only as expressly permitted by the disclosing party. Each receiving party, its officers, directors, employees, and agents, shall protect the Confidential Information belonging to the other party and shall not disclose it to any other person, firm, organization, or employee unless authorized, in writing, by the disclosing party or required by governmental or judicial law regulation or ruling, including pursuant to subpoena or other court or administrative process. Except as expressly permitted hereunder, the Confidential Information may not be copied, reprinted, duplicated, or recreated in whole or in part without the express written consent of the disclosing party. Each receiving party shall take responsibility for action by instruction, agreement or otherwise with respect to its employees or other persons permitted access to the Confidential Information to comply fully with the obligations hereunder with respect thereto. The parties each agree to return the Confidential Information belonging to the other party, and all copies thereof, to the disclosing party, upon request. Each party hereby consents to the disclosure of its Confidential Information to any of the other party's attorneys, accountants and similar third parties who have a business "need to know" such information.

16.      GENERAL PROVISIONS.

         16.1 NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered either by personal service, facsimile or prepaid overnight courier service and addressed as follows:

IF TO LICENSOR:    MOSSIMO, INC.
                   2450 White Road, Second Floor
                   Irvine, CA  92614
                   Attn.:  Chief Executive Officer

IF TO LICENSEE:    TARGET STORES
                   33 South Sixth Street
                   Minneapolis, MN 55405
                   Attn: Senior Vice President,
                   Merchandising Softlines

WITH A COPY TO:    TARGET BRANDS, INC.
                   33 South Sixth Street
                   Minneapolis, MN 55405
                   Attn: President

If delivered personally, such notices or other communications shall be deemed delivered upon delivery. If sent by fax, such notice or other communications shall be deemed delivered when received provided that the sender has confirmation of receipt. If sent by prepaid overnight courier service, such notices or other communications shall be deemed delivered upon delivery or refusal to accept delivery as indicated on the return receipt. Either party may change its address at any time by written notice to the other party as set forth above.

         16.2 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, discussions and agreements relating to the subject matter hereof. No representations, express or implied, other than those specifically set forth herein have been made by any party hereto. This Agreement may not be orally changed, altered, modified or amended in any respect.

         16.3 SUCCESSORS AND ASSIGNS. Without limiting anything herein to the contrary, this Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties.

         16.4 CHOICE OF LAW. The validity, construction and enforcement of this Agreement shall be governed by the laws of the State of Minnesota, without regard to its choice of law principles.

         16.5 NO WAIVER. No waiver by any party hereto, whether express or implied, of any provision of this Agreement or of any breach or default of any party, shall constitute a continuing waiver of such provision or any other provisions of this Agreement, and no such waiver by any party shall prevent such party from acting upon the same or any subsequent breach or default of the other party of the same or any other provision of this Agreement.

         16.6 DISCLAIMER OF AGENCY. Nothing in this Agreement shall create a partnership or joint venture or establish the relationship of principal and agent or any other relationship of a similar nature between the parties hereto, and neither Licensee nor Licensor shall have the power to obligate or bind the other in any manner whatsoever nor shall Giannulli have the power to obligate or bind Licensee in any manner whatsoever.

         16.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16.8 SURVIVAL. The provisions of this Section 16 shall survive the expiration or termination of this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in the manner appropriate to each, as of the day and year first above written.

         LICENSEE:               TARGET STORES, A DIVISION OF TARGET CORPORATION


                                 By: /s/ Luis Padilla
                                    ----------------------------------
                                         Luis Padilla
                                         Senior Vice President,
                                         Merchandising Softlines

         LICENSOR:               MOSSIMO, INC.

                                 By: /s/ Mossimo Giannulli
                                    ----------------------------------
                                 Title: Chairman, President and
                                        Chief Executive Officer
                                       -------------------------------

TB 45262 v5                                     Page 1 of 1
                                    EXHIBIT A

                                   TRADEMARKS

REGISTRATIONS

               TRADEMARK                     CLASS                 REGISTRATION NUMBER                REGISTRATION DATE
M IN A BOX DESIGN                              25                        1611314                         28 Aug 1990

MOSS                                            9                        2155830                         05 May 1998

MOSS                                           25                        2157797                         12 May 1998

MOSSIMO (Block)                                 9                        1746343                         12 Jan 1993

MOSSIMO (Block)                                14                        2051272                         08 Apr 1997

MOSSIMO (Block)                                25                        1551068                         08 Aug 1989

MOSSIMO (Stylized)                             14                        2053214                         15 Apr 1997

MOSSIMO (Stylized)                             25                        2201308                         03 Nov 1998

MOSSIMO (Stylized)                             42                        1970116                         23 Apr 1996

MOSSIMO (Stylized)                             42                        1984437                         02 Jul 1996

MOSSIMO AND BADGE DESIGN                       25                        1813793                         28 Dec 1993

MOSSIMO AND M DESIGN                            9                        1775768                         08 Jun 1993

MOSSIMO AND M DESIGN                           25                        1620035                         30 Oct 1990

MOSSIMO GIANNULLI                               9                        2157796                         12 May 1998

MOSSIMO GIANNULLI                              25                        2155829                         05 May 1998

APPLICATIONS

               TRADEMARK                     CLASS                 APPLICATION NUMBER                    FILING DATE
BABY MOSS                                      25                       75/100784                        8 May 1996

MOSS                                        3, 14, 18                   74/735725                        29 Sep 1995

MOSSIMO (BLOCK)                                 3                       75/633095                        02 Feb 1999

MOSSIMO (Stylized)                              3                       75/248668                        27 Feb 1997

MOSSIMO (Stylized)                              9                       75/689070                        21 Apr 1999

MOSSIMO (Stylized)                             18                       75/759670                        26 Jul 1999

MOSSIMO FOOTWEAR                               25                       75/768844                        4 Aug 1999

MOSSIMO FOOTWEAR                               35                       75/767903                        4 Aug 1999

                                    EXHIBIT B

                        EXCLUSIVE MERCHANDISE CATEGORIES


WOMEN'S: Casual Denim & Sportswear; Dresses; Activewear; Skiwear; Golfwear; Tenniswear; Intimate Apparel (sleepwear, robes, loungewear, daywear, panties & foundations).

FASHION ACCESSORIES: Jewelry; Watches; Luggage; Handbags; Small Leather Goods; Belts; Neckwear; Hair Goods; Hats; Rainwear; Cold Weather; Gloves; Slippers.

MEN'S: Casual Denim & Sportswear; T-shirts; Swimwear; Activewear; Skiwear; Golfwear; Tenniswear; Furnishings; Accessories (hats, belts, small leather goods).

GIRLS 0-14: Casual & Denim Sportswear; Dresses; Activewear; Swimwear; Furnishings; Underwear; Fashion Accessories (cold weather accessories, slippers, accessories, handbags, backpacks, hosiery).

BOYS 0-20: Casual & Denim Sportswear; T-shirts; Activewear; Swimwear; Furnishings (sleepwear, cold weather accessories, slippers,); Underwear.

NEWBORN & LAYETTE: Boy and Girl.

FOOTWEAR: Womens; Mens; Boys; Girls.

COSMETICS: Treatment; Fragrance; Bath & Body; Lip & Nail; Cosmetic Accessories.

HOME TEXTILES: Bedding; Bath; Table Linens; Rugs.

RECREATION: Luggage, Backpacks.

                    EXISTING LICENSEE MERCHANDISE CATEGORIES

WOMEN'S:  Swim and Bodywear.

MEN'S: Hosiery; Ties; Tailored clothing, including suits, sport coats, dress shirts, dress trousers, tuxedos, tailored overcoats and casual trousers.

FASHION ACCESSORIES: Sunglasses, sport glasses and optical frames for men, women and children, and eyeglass cases.

                                    EXHIBIT C

                   TIMING AND ACTION AND TRANSITION GUIDELINES

                                    EXHIBIT E

                               EXISTING LICENSEES

                                GFT Apparel Corp.

                             Lunada Bay Corporation

                                 Marcolin S.P.A.

                           Mountain High Hosiery, Ltd.

                                  Superba, Inc.



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